UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

Community Choice Financial Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6785 Bobcat Way, Suite 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

614-798-5900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 30, 2016, Community Choice Financial Inc.’s indirect subsidiaries, Checksmart Financial Company, Cash Central of Mississippi, LLC, Buckeye Check Cashing of Alabama, LLC, Buckeye Check Cashing of Arizona, Inc., and Buckeye Check Cashing, Inc., (collectively the “Company”), entered into an Omnibus Asset and Equity Swap Agreement (“Swap Agreement”) with QC Holdings, Inc., and QC Financial Services, Inc. (collectively “QC”, and together with the Company, the “Parties”).  Under the Swap Agreement, the Company would acquire all of the issued and outstanding equity interests of QC Financial Services of California, Inc., and various assets located in Ohio, Mississippi, Arizona and Alabama from QC.  Also under the Swap Agreement, QC would acquire all of the issued and outstanding equity interests in Buckeye Check Cashing of Illinois LLC, Buckeye Check Cashing of Kansas LLC, Buckeye Title Loans of Kansas LLC, Buckeye Check Cashing of Missouri LLC, Buckeye Title Loans of Missouri LLC, Buckeye Check Cashing of Utah, Inc., and Buckeye Title Loans of Utah LLC, from the Company.  Other than the transfer of the equity interests and assets under the Swap Agreement, the Swap Agreement does not provide for the payment or receipt of any other consideration by the Company or by QC, other than customary post-closing adjustments.  In entering into the Swap Agreement, the Company and QC each concluded that the net value of the equity interests and other assets received by QC are substantially equal to the net value of the equity interests and other assets received by the Company.  In connection with the Swap Agreement, certain of the Parties have entered into a Reciprocal Transition Services Agreement dated June 30, 2016 that requires certain transition services to be provided for a limited period of time to facilitate the transition.  The transaction was consummated pursuant to the terms of the Swap Agreement effective at 12:01:00 a.m. on July 1, 2016.

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial Inc.

Dated: July 7, 2016	By:	/s/ Michael Durbin
Michael Durbin
Chief Financial Officer